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                                                                       Exhibit 5


                      [LANDAIR SERVICES INC. LETTERHEAD]


May 16, 1996

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

RE:      Registration Statement on Form S-8

Ladies and Gentlemen:

I serve as General Counsel to Landair Services, Inc., a Tennessee corporation (the "Registrant"), and am acting in such capacity in connection with the registration under the Securities Act of 1933, as amended, of 180,000 shares of the Registrant's $.01 par value Common Stock (the "Shares"). The Shares are being registered with the Securities and Exchange Commission under a Registration Statement on Form S-8 (the "Registration Statement") for issuance pursuant to a non-employee director stock option award and the Landair Services, Inc. Non-Employee Director Stock Option Plan (the "Plans"), which are exhibits to the Registration Statement. I am familiar with the Registration Statement and the Prospectus that forms a part of the Registration Statement.

Based on my review of the relevant documents and materials, it is my opinion that when the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission and the Shares shall have been issued and sold upon the terms and conditions set forth in the Registration Statement and the Plans, the Shares will then be legally issued, fully paid and non-assessable.

I hereby consent to the inclusion of my opinion as Exhibit 5 to the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,


/s/ Richard H. Roberts
Richard H. Roberts
General Counsel